EXHIBIT 99.1

                         [SERVOTRONICS, INC. LETTERHEAD]

NOVEMBER 14, 2007

                      SERVOTRONICS, INC. (AMEX- SVT REPORTS
                    RECORD NINE MONTH AND 3rd QUARTER RESULTS
                    FOR THE PERIODS ENDED SEPTEMBER 30, 2007

     Servotronics, Inc. (AMEX - SVT) reported an approximate 110% year to year increase in net income to a record $476,000 (or 25 cents per share basic, 22 cents per share diluted) on an approximate 50% increase in revenues to a record $8,464,000 for the third quarter ended September 30, 2007. The comparable net income for the third quarter of 2006 was $227,000 (or 12 cents per share basic, 11 cents per share diluted) on revenues of $5,646,000. Year to year net income for the nine month period ended September 30, 2007 increased approximately 48% to a record $1,119,000 (or 58 cents per share basic, 53 cents per share diluted) on an approximate 31% increase in revenues to a record $23,368,000. The comparable net income for the nine month period ended September 30, 2006 was $758,000 (or 38 cents per share basic, 35 cents per share diluted) on revenues of $17,811,000. The Company attributes the increased revenue and net income for the nine and three month periods ended September 30, 2007 to increased shipments and demand for its products in conjunction with continuing cost containment activities and the onset of certain production programs whose development costs were appropriately expensed in prior periods.

     The Company is composed of two groups - the Advanced Technology Group (ATG) and the Consumer Products Group (CPG). The ATG primarily designs, develops and manufactures servo control and other components for various commercial and government applications (i.e., aircraft, jet engines, missiles, manufacturing equipment, etc.). The CPG designs and manufactures cutlery, bayonets, machetes and combat, survival, sporting, agricultural, and pocket knives for both commercial and government applications.

     The ATG continues its aggressive business development efforts in its primary markets and is broadening its focus to include new - both domestic and foreign - markets that are consistent with its core competencies. Based on the success of these efforts and in conjunction with the onset of certain production programs, the ATG expects this upward trend in sales to continue into 2008.

     The CPG continues to have a strong backlog for government-related survival oriented cutlery products that require deliveries in 2007 and 2008. The Company's increased sales activities in foreign markets are continuing to result in prototype orders for new programs and application opportunities. In the third quarter of 2007, the CPG acquired a significant amount of tooling and assets of Camillus Cutlery through a secured creditor's auction with the intent to reconnect with the previous customers of Camillus Cutlery and expand the CPG's current product lines.

     In January of 2006, the Company's Board of Directors authorized the purchase by the Company of up to 250,000 shares of its common stock in the open market or in privately negotiated transactions. As of September 30, 2007, the Company has purchased 194,357 shares under this authorization.

                           FORWARD-LOOKING STATEMENTS
     Certain paragraphs of this release contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, such as those pertaining to the Company's expectation of new business and success in its entry into new product programs. Forward-looking statements involve numerous risks and uncertainties. The Company derives a material portion of its revenue from contracts with agencies of the U.S. Government or their prime contractors. The Company's business is performed under fixed price contracts and the following factors, among others, could cause actual results and future events to differ materially from those set forth or contemplated in the forward-looking statements: uncertainties in today's global economy and global competition, difficulty in predicting defense appropriations, the vitality and ability of the commercial aviation industry to purchase new aircraft, the willingness and ability of the Company's customers to fund long-term purchase programs, and market demand and acceptance both for the Company's products and its customers' products which incorporate Company-made components. The success of the Company also depends upon the trends that affect the national and international economy. Readers are cautioned not to place undue reliance on forward-looking statements, which reflect management's analysis only as of the date hereof. The Company assumes no obligation to update forward-looking statements.

       SERVOTRONICS, INC. (SVT) IS LISTED ON THE AMERICAN STOCK EXCHANGE.